EXHIBIT 99.1

Qumu Reports Fourth Quarter 2013 Financial Results

Software Contracted Commitments Increased to a Record $9.8 Million
Software Contracted Commitment Backlog Grew to a Record $16.7 Million
Total Revenues of $20.7 Million

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – February 24, 2014 – Qumu Corporation (NASDAQ: QUMU) today reported its financial results for the fourth quarter ended December 31, 2013. Software contracted commitments for the quarter set a new record and backlog grew 56% from September 30, 2013. Total revenues for the fourth quarter of 2013 were $20.7 million, virtually flat compared with revenues in the fourth quarter of 2012. Disc publishing revenues grew slightly over the prior year period while Qumu software revenues declined slightly compared with the prior year’s fourth quarter. Cash and marketable securities at December 31, 2013 totaled $51.0 million, an increase of $2.6 million from the balance at September 30, 2013, largely reflecting improved working capital management and a $1.9 million tax refund.

Qumu Software Fourth Quarter Highlights
•	Contracted commitments were a record $9.8 million in the fourth quarter, up $6.0 million compared with $3.8 million in the third quarter of 2013 and up $1.1 million from the fourth quarter of 2012.
•	Backlog of contracted commitments increased to a record $16.7 million at December 31, 2013 from $10.7 million at the end of September 2013.
•

Software revenues declined slightly to $4.2 million in the fourth quarter of 2013, compared with $4.3 million in the fourth quarter of 2012 due to the timing of revenue recognition of contracted commitments.

Sherman L. Black, president and CEO, said, “We continued to demonstrate solid traction in our software business, setting new records in contracted commitments and backlog. Our new customers signed during the fourth quarter come from a cross section of industries including a global financial services institution, a leading e-commerce company, a large health care provider, a national health care insurer, a semiconductor company and a Japanese network solutions provider, which is our first customer based in Japan. Our success in the quarter is a proof point of our product differentiation around secure video delivery, breadth of enterprise integrations, flexible cloud and on-premise deployments, and rich mobile applications.”

Disc Publishing Fourth Quarter Highlights
•	Disc publishing revenues in the fourth quarter of 2013 totaled $16.5 million, slightly higher than the $16.4 million in revenues in fourth quarter of 2012.
•	The increase was the result of an 6% increase in service revenues and a slight increase in hardware sales, partially offset by lower consumables revenue.

“Disc publishing revenues in the fourth quarter were stronger than anticipated due to some unexpected pockets of demand and the solid execution of the disc publishing team,” continued Mr. Black. “We generated $2.7 million in cash from operations in the fourth quarter, which included a $1.9 million tax refund. The result was we ended 2013 with $51.0 million in cash and marketable securities on the balance sheet.”

Fourth Quarter Financial Highlights
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Gross margin for the fourth quarter of 2013 was 48% compared with 51% in the fourth quarter last year. The decrease in the margin was primarily due to software product mix and increased hiring to support the future growth of the software business. Operating expenses in the fourth quarter totaled $12.7 million, an increase of 6% from the fourth quarter of 2012. The increase was largely due to higher consulting costs, professional fees and incentive compensation expenses, partially offset by lower disc publishing research and development and sales and marketing expenses, reflecting the impact of cost cutting measures implemented during the year.

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Net loss for the fourth quarter 2013 was $2.7 million, or $(0.32) per share. Excluding the impact of amortization of intangibles, the fourth quarter net loss was $(0.28) per share. The net loss in last year’s fourth quarter was $1.1 million, or $(0.12) per share. Excluding the impact of intangibles amortization, the non-GAAP net loss for the fourth quarter of 2012 was $(0.09) per share.

Full Year 2013 Financial Highlights
•	Total revenues for the full year 2013 were $82.5 million, an increase of 4% over 2012 revenues.
•	Software revenues for 2013 grew 80% to $17.7 million. Disc publishing revenues for 2013 declined 7% to $64.7 million.
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The net loss for 2013 was $9.7 million, or $(1.12) per share compared to a loss of $48.3 million or $(4.85) per share in 2012. The net loss for 2012 included three non-recurring non cash charges related to the write-off of goodwill, reduction in the fair market value of intangible assets and the establishment of a valuation allowance against deferred tax assets. Excluding these charges the net loss on a non-GAAP basis for 2012 was $5.7 million, or $(0.57) per share. On a non-GAAP basis, excluding amortization and severance expense, the net loss per share for 2013 was $(0.89).

•	For the full year, the Company generated $2.4 million in cash from operations.

“The market adoption for video content management software is in the beginning stages and our offering is proving to be a compelling proposition for potential customers. Recent agreements with global companies demonstrate the value customers place on our software and provide a very good start to the year. Demand for disc publishing in select markets -- including surveillance, entertainment, medical imaging, photo retail and financial services -- remains and we anticipate our disc publishing operation will continue to serve these markets and generate positive cash flow. In addition, the actions we took in 2013 to strengthen and cost optimize our software and disc publishing operations have provided an exceptional foundation for QUMU. As we look ahead, we are very optimistic about the outlook for our continued progress in 2014,” Mr. Black concluded.

Financial Guidance
For 2014, the Company expects contracted commitments to increase 30% to 50% compared to 2013. The company anticipates continued growth in its software revenues of at least 30% over 2013 revenues. This software revenue growth is expected to be partially offset by a continued decline in disc publishing revenues. The Company expects 2014 cash used in operations to be in the single digit millions. First quarter 2014 revenues are expected to be between $18 million and $20 million.

Earnings per Share Reconciliation

	Fourth Quarter 2013	Full Year 2013

GAAP earnings (loss) per share	$(0.32)	$(1.12)

Impact of amortization of intangibles	$0.04	$0.14

Severance	$0.00	$0.09

Non-GAAP earnings (loss) per share	$(0.28)	$(0.89)

	Fourth Quarter 2012	Full Year 2012

GAAP earnings (loss) per share	$(0.12)	$(4.85)

Impact of amortization of intangibles	$0.03	$0.12

Impact of non cash charges for goodwill impairment, intangible asset impairment and deferred tax valuation allowance	$0.00	$4.16

Non-GAAP earnings (loss) per share	$(0.09)	$(0.57)

Note to reconcile non-GAAP financial measures to GAAP
Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding for 2013 periods the impact of amortization of the Qumu software acquisition intangibles and severance expense and for 2012 periods, excluding the impact of the amortization of intangibles and non-cash charges for goodwill impairment, intangible asset impairment and deferred tax valuation allowance, which may not be indicative of the core business operating results. Management believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call
The Company has scheduled a conference call and webcast to review its fourth quarter results and recent corporate developments today, February 24, 2014 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 866-225-8754 for domestic participants and 480-629-9819 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the demand for the Company’s products or software, the effect of changes in technology, and the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu

Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7878

Leigh Salvo/Doug Sherk
EVC Group
415/568-9348

QUMU CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statements of Operations Information:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues	$20,655	$20,749	$82,472	$79,443
Cost of revenues	10,701	10,096	42,912	40,782
Gross profit	9,954	10,653	39,560	38,661
Operating expenses:
Research and development	2,847	2,909	12,203	11,866
Selling, general and administrative	9,727	8,900	36,414	36,039
Goodwill & intangible assets impairment	—	—	—	29,548
Amortization of purchased intangibles	157	157	628	952
Total operating expenses	12,731	11,966	49,245	78,405
Operating loss	(2,777)	(1,313)	(9,685)	(39,744)
Other expense, net	(29)	(44)	(193)	(44)
Loss before income taxes	(2,806)	(1,357)	(9,878)	(39,788)
Income tax expense (benefit)	(57)	(199)	(59)	8,809
Net loss	(2,749)	(1,158)	(9,819)	(48,597)
Net loss attributable to noncontrolling interest	—	43	125	259
Net loss attributable to Qumu	$(2,749)	$(1,115)	$(9,694)	$(48,338)

Net loss per basic and diluted share	$(0.32)	$(0.12)	$(1.12)	$(4.85)

Basic and diluted weighted average shares outstanding	8,697	9,320	8,691	9,971

Non-Cash Charges Included in Consolidated Statements of Operations Information:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Depreciation	$357	$587	$1,628	$2,382
Amortization of intangibles
Cost of revenues	193	192	772	998
Amortization of purchased intangibles	157	157	628	952
Equity compensation
Cost of revenues	33	34	141	137
Research and development	38	128	398	471
Selling, general and administrative	329	333	1,239	1,516
Goodwill & intangible assets impairment	—	—	—	29,548

QUMU CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Balance Sheets Information:

	Years Ended December 31,
	2013	2012
Cash and marketable securities	$50,958	$50,140
Receivables	12,236	13,055
Inventories	4,102	6,036
Total current assets	71,749	75,950
Property and equipment, net	5,419	5,966
Total assets	89,146	95,563
Current liabilities	23,028	19,807
Long-term liabilities	3,537	5,129
Noncontrolling interest	—	103
Qumu stockholders’ equity	62,581	70,524